Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]
FOR IMMEDIATE RELEASE
November 16, 2006
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION PRICES
PUBLIC OFFERING OF 600,300 SHARES OF COMMON STOCK
DOVER, DE — Chesapeake Utilities Corporation (NYSE: CPK) announced today the pricing of a public offering of 600,300 shares of its common stock at $30.10 per share, to yield total gross proceeds of approximately $18.1 million.
Robert W. Baird & Co. Incorporated served as lead book-running manager and A.G. Edwards served as co-lead manager. The offering is expected to close on November 21, 2006.
The Company has granted the underwriters a 30-day option to purchase up to an additional 90,045 shares of its common stock to cover over-allotments, at the public offering price less underwriter discounts and commissions.
Net proceeds before expenses of approximately $17.4 million will be used to repay a portion of the Company’s short-term debt under unsecured lines of credit. Short-term debt has been used to temporarily finance the Company’s utility expansion projects. Prior to such application, all or a portion of the proceeds may be invested in short-term interest-bearing securities.
This news release does not constitute an offer to sell or a solicitation of an offer to buy any security, nor will there be any sale of such security in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus supplement can be obtained from Robert W. Baird & Co. Incorporated, Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by calling 1-800-RWBAIRD (1-800-792-2473).
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake’s businesses is available at www.chpk.com.
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FOR MORE INFORMATION:
Michael P. McMasters
Senior Vice President and Chief Financial Officer
302.734.6799

Beth W. Cooper
Vice President, Treasurer and Corporate Secretary
302.734.6022